UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 6)

                            SonomaWest Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    835637109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Walker Roberts Stapleton
                        President/Chief Executive Officer
                            SonomaWest Holdings, Inc.
                            1600 Broadway, Suite 2400
                                Denver, CO 80202
                            United States of America
                                 (303) 542-1974
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 8, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




     PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1746 (03-00)

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Craig R. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER
                       343,237
 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           207,515
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH            343,237
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       207,515
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           550,752 (1)
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           48.6%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------
(1) Includes 343,237 shares beneficially owned directly by Mr. Stapleton and 207,515 shares held by the other persons who are filing this joint Schedule 13D and with whom Mr. Stapleton shares voting and dispositive powers.

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Dorothy W. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           26,693
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       26,293
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           26,293
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           2.4%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Walker R. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF/00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           47,410
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       47,410
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           47,410
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           4.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Wendy S. Reyes, Trustee, Separate Property Trust
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF/00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           73,198
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       73,198
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           73,198
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.6%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Benjamin F. Stapleton IV
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           2,766
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       2,766
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,766
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Benjamin F. Stapleton IV
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,033
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,033
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,033
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Sarah F. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           2,766
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       2,766
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,766
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Sarah F. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,033
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,033
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,033
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Katharine H. Stapleton
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           861
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       861
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           861
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Katharine H. Stapleton, Custodian for Karina Stapleton, UGMA
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,868
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,868
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,868
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.2%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Harmes C. Fishback Foundation
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Colorado
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           2,854
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       2,854
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,854
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Charles T. Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           5,749
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       5,749
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,749
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.5%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Peter B. and Karen G. Schulze JTWROS
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           PF
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           37,080
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       37,080
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           37,080
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           3.3%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Peter B. Schulze, Custodian for Isaiah Schulze, UGMA
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           323
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       323
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           323
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.03%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Elias Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,509
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,509
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,509
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Isaiah Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,186
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,186
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,186
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
----------------------
CUSIP NO.   835637109
----------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
           Trust FBO Eliana Joy Schulze
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER
           OF A GROUP (SEE INSTRUCTIONS)                                 (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------
    5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [_]
--------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
--------------------------------------------------------------------------------
                 7     SOLE VOTING POWER

 NUMBER OF       ---------------------------------------------------------------
  SHARES         8     SHARED VOTING POWER
BENEFICIALLY           1,186
OWNED BY EACH    ---------------------------------------------------------------
 REPORTING       9     SOLE DISPOSITIVE POWER
PERSON WITH
                 ---------------------------------------------------------------
                 10    SHARED DISPOSITIVE POWER
                       1,186
--------------------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,186
--------------------------------------------------------------------------------
   12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)                                 [_]
--------------------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0.1%
--------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           00
--------------------------------------------------------------------------------

Unless specifically amended in an amendment hereto, the disclosures set forth in this Schedule 13D shall remain unchanged.

ITEM 2.  IDENTITY AND BACKGROUND.

         This Statement is filed by the individuals and entities listed below (being herein collectively referred to as the "Filing Persons"). Listed below is the name, business or residence address and present principal occupation of each natural person who is a Filing Person, together with the name, principal business and address of any corporation or other organization in which such employment is conducted, as well as the name, state of organization, principal business and address of principal office of each entity which is a Filing Person. Each natural person listed below is a U.S. citizen.

NAME                          BUSINESS OR RESIDENCE        PRINCIPAL OCCUPATION (OR      STATE OF ORGANIZATION
                              ADDRESS                      BUSINESS) AND RELATED
                                                           INFORMATION
Craig R. Stapleton            P.O. Box 1576                US Ambassador to France       N/A
                              135 East Putnam Avenue
                              Greenwich, CT 06830

Walker R. Stapleton           1600 Broadway                President and Chief           N/A
                              Suite 2400                   Financial Officer of the
                              Denver, CO 80202 Company

Wendy S. Reyes, Trustee       P.O. Box 1576                Housewife.                    California
Separate Property Trust       135 East Putnam Avenue
                              Greenwich, CT 06830

Benjamin F. Stapleton IV      925 Park Avenue, Apt. 13 D   Research Associate            N/A
                              New York, NY 10028           Greywolf Capital
                                                           4 Manhattanville Road,
                                                           Suite 201
                                                           Purchase, NY 10577

Charles T. Schulze            P.O. Box 1513                Private Business              N/A
                              135 East Putnam Avenue
                              Greenwich, CT 06830

Peter B. and Karen G.         P.O. Box 1513                Private Business              N/A
Schulze, JTWROS               135 East Putnam Avenue
                              Greenwich, CT
                              06830

Peter B. Schulze, Custodian   P.O. Box 1513                Private Business              N/A
for Isaiah Schulze, UGMA      135 East Putnam Avenue
                              Greenwich, CT 06830

Trust FBO Elias Schulze       P.O. Box 1513                Trust for the Benefit of      Texas
                              135 East Putnam Avenue       the Individual
                              Greenwich, CT 06830

Trust FBO Isaiah Schulze      P.O. Box 1513                Trust for the Benefit of      Massachusetts
                              135 East Putnam Avenue       the Individual
                              Greenwich, CT 06830

Trust for Eliana Joy Schulze  P.O. Box 1513                Trust for the Benefit of      Massachusetts
                              135 East Putnam Avenue       the Individual
                              Greenwich, CT 06830

         During the past five years, no Filing Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 4.  PURPOSE OF THE TRANSACTION.

         On February 8, 2006 Walker R. Stapleton sent to the Board of Directors of the Company the letter attached hereto as Exhibit 6. The letter discloses Mr. Stapleton's desire to initiate a management led buyout of the Company by an investment group consisting of members of his family, including his father, Craig R. Stapleton. The proposal contemplates all outstanding shares of Common Stock not owned by the investment group would be purchased at a price of $11.03 per share. Mr. Stapleton stated that the investment group was very confident in its ability to secure appropriate financing for the transaction and believed it could close the transaction in a timely manner.

         Except as set forth in Exhibit 6, no Filing Person has any present plans or intentions that would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule D.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 6 - Copy of Letter, dated February 7, 2006, from Walker R. Stapleton, President and Chief Executive Officer of the Company, to the Board of Directors of the Company.

                                   Signature
                                   ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 8, 2006
------------------------------------------------
Date

/s/ Walker R. Stapleton
------------------------------------------------
Signature

Walker R. Stapleton, individually and
as attorney-in-fact for the other Filing Persons
------------------------------------------------
Name/Title